Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1/A2 of our report dated April 28, 2023 , except for the restatement paragraph of Note 2, as to which the date is June 16, 2023, with respect to our audits of DLQ, Inc.’s (the Company) carve-out consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended, which appears in this Registration Statement on Form S-1/A. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Frazier & Deeter

Tampa, Florida

February 29, 2024